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Exhibit 4.2

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT, dated as of February 27, 2003 ("Escrow Agreement"), is by and among Raqia Acquisition Corp., a Delaware corporation ("Depositor"), SafeNet, Inc., a Delaware corporation and Depositor's parent corporation ("SafeNet"), Raqia Networks, Inc., a Delaware corporation ("Recipient"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Escrow Agent hereunder ("Escrow Agent").

BACKGROUND

        A.    Depositor, SafeNet and Recipient have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the "Underlying Agreement"), pursuant to which Recipient has conveyed certain of its assets to Depositor, effective as of the date hereof.

        B.    Pursuant to Section 2.1 of the Underlying Agreement, Depositor has required that Raqia deposit 194,820 shares of its common stock, par value $0.01 per share (the "Escrow Shares" and together with any dividends or distributions with respect to the Escrow Shares, the "Escrow Fund"), as security for the payment of any and all of Raqia's indemnification obligations arising out of Section 9.2.1 of the Underlying Agreement; and

        C.    Escrow Agent has agreed to accept, hold, and disburse the Escrow Fund deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

        D.    In order to establish the escrow of the Escrow Fund, to effect the provisions of the Underlying Agreement, and to evidence their agreement with respect to the Escrow Fund, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

        1.    Definitions.    The following terms shall have the following meanings when used herein:

        "Acquisition Sub" shall have the meaning ascribed to it in the recitals to this Agreement.

        "Claim" shall have the meaning ascribed to it in Section 4(a) of this Agreement.

        "Claim Notice" shall have the meaning ascribed to it in Section 4(a) of this Agreement.

        "Depositor" shall have the meaning ascribed to it in the introductory paragraph to this Agreement.

        "Escrow Fund" shall have the meaning ascribed to it in the recitals to this Agreement.

        "Escrow Agent Indemnified Party" shall have the meaning ascribed to it in Section 10 of this Agreement.

        "Escrow Shares" shall have the meaning ascribed to it in the recitals to this Agreement.

        "Indemnified Party" shall have the meaning ascribed to it in Section 4(a) of this Agreement.

        "Indemnifying Party" shall have the meaning ascribed to it in Section 4(a) of this Agreement.

        "Joint Written Direction" shall mean a written direction executed by the Recipient and the Depositor, directing Escrow Agent to take or refrain from taking an action pursuant to this Escrow Agreement.

        "Recipient" shall have the meaning ascribed to it in the introductory paragraph to this Agreement.

        "Underlying Agreement" shall have the meaning ascribed to it in the recitals to this Agreement.

        2.    Appointment of and Acceptance by Escrow Agent.    Depositor and Recipient hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon delivery of the Escrow Shares in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Fund in accordance with this Escrow Agreement.

        3.    Creation of Escrow Fund.

          (a)   On February 27, 2003, or as soon thereafter as practicable, Depositor will deliver a certificate representing the Escrow Shares, together with a stock power executed in blank, to the Escrow Agent. The Escrow Agent shall hold the Escrow Shares as the record owner thereof in the escrow account entitled Raqia Escrow, although beneficial ownership of the Escrow Shares shall be in the Recipient.

        4.    Disbursements of Escrow Funds.

          (a)   Subject to the terms set forth in the Underlying Agreement and in this Agreement, the Escrow Fund shall be available to Depositor, acting on its own behalf and on behalf of the Acquisition Sub, to satisfy the indemnification obligations of the Recipient arising out of Section 9.2.1 of the Underlying Agreement at any time up to the time of the Escrow Release Date and from time to time in accordance with the terms of the Underlying Agreement and this Agreement. If Depositor makes any claim on behalf of any party entitled to indemnification pursuant to the Underlying Agreement (each such party, an "Indemnified Party") against any party or parties against whom indemnification may be sought by such Indemnified Party under the Underlying Agreement (each such party against whom indemnification may be sought, an "Indemnifying Party"), Depositor shall give written notice to the Indemnifying Party and the Escrow Agent in accordance with the notice provisions of the Underlying Agreement and this Agreement (a "Claim Notice"), which Claim Notice shall (A) describe in reasonable detail the facts upon which Depositor, on behalf of the Indemnified Party(ies), makes such claim and state that the Indemnified Party(ies) have made a reasonable estimate of Losses, including the calculation thereof (as defined in Section 9.2.1 of the Underlying Agreement), subject to the indemnification obligations of the Indemnifying Party under Section 9 of the Underlying Agreement, (B) state that the Indemnified Party seeks payment from the Escrow Fund to satisfy the payment of such Losses, and (C) specify the number of Escrow Shares that Depositor has determined shall be released from the Escrow Fund to Depositor, on behalf of the Indemnified Party(ies) in connection with such claim (a "Claim"). As set forth in Section 9.4.2 of the Underlying Agreement, the average closing bid price per share of the SafeNet Common Stock on the NNM for the five trading days ending on the trading day immediately preceding the Closing (as defined in the Underlying Agreement) shall be used in determining the value of the Escrow Shares for indemnification purposes.

          (b)    Claims on Escrow Fund.    Within ten (10) calendar days after receipt of a Claim Notice from Depositor seeking payment from the Escrow Fund, the Recipient shall give written notice to Depositor and the Escrow Agent indicating whether the Recipient disputes such Claim. If the Recipient does not notify Depositor and the Escrow Agent within such ten (10) calendar day period that the Recipient disputes such Claim, the Escrow Agent shall deliver such number of Escrow Shares as set forth in the Claim Notice to Depositor and such Claim shall thereafter not be subject to challenge by any person. In the event that the Recipient shall object in writing to such Claim during the period specified in the preceding sentence, Depositor shall have ten (10) calendar days to respond in a written statement to the objection of the Recipient. If after such ten (10) calendar day period there remains a dispute as to such Claim, the parties shall attempt in good faith for fourteen (14) calendar days to agree upon the rights of the parties with respect to such Claim. If the parties so agree, they shall deliver a joint written direction to the Escrow Agent setting forth such agreement and, upon receipt of such agreement, the Escrow Agent shall deliver to Depositor the number of Escrow Shares as set forth in such written direction. If Depositor and Recipient cannot agree on a resolution within the fourteen (14) calendar day period, the Depositor and Recipient agree that any disputes relating to a Claim shall be adjudicated and determined in accordance with the arbitration provisions set forth in Section 15.

          (c)   Subject to the terms and provisions of this Section 4(c), on June 27, 2003 (the "Escrow Release Date"), the Escrow Agent shall disburse to the Recipient, the Escrow Shares (together with any dividends or other distributions with respect thereto) that have not previously been disbursed to Depositor pursuant to Section 4(b) above. In the event, however, that the Escrow Agent has received, on or before the Escrow Release Date, a Claim Notice for which the Escrow Agent may be required to disburse all or a portion of the Escrow Shares to Depositor pursuant to Section 4(b) above, the number of Escrow Shares subject to such Claim Notice shall remain in the Escrow Fund until the Claim with respect thereto has resolved. As soon as any such Claim has been resolved, the Escrow Agent shall disburse such number of Escrow Shares as are required to be disbursed to Depositor pursuant to Section 4(b) and shall disburse any remaining Escrow Shares to the Recipient.

          (d)   All disbursements of funds and/or stock from the Escrow Fund shall be subject to the claims of Escrow Agent and the Escrow Agent Indemnified Parties (as defined below) pursuant to Section 10 below.

        5.    Disbursement Into Court.    If, at any time, there shall exist any dispute between Depositor and Recipient with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder as evidenced in writing by such party to Escrow Agent, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, or if the Depositor and the Recipient have not within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

          a.     suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided, however, that Escrow Agent shall continue to invest cash in the Escrow Fund in accordance with Section 6 hereof; and/or

          b.     petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Richmond, Virginia, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court.

        Escrow Agent shall have no liability to Depositor, Recipient, the shareholders of Depositor or Recipient, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

        6.    Investment of Cash.    Escrow Agent shall distribute any cash dividends or distributions received into the Escrow Fund to the Recipient.

        7.    Escrow Shares.

          a.     The parties hereto agree that any cash dividends or other distributions with respect to the Escrow Shares (not including additional securities that may be issued in connection with any stock split or similar action effected by Depositor after the Closing (as set forth in the Underlying Agreement)), that are received into the Escrow Fund, shall be distributed to the Recipient pursuant to Section 6 above.

          b.     The Recipient shall be entitled to exercise any lawful voting powers incident to such ownership percentage of such Escrow Shares during such time as such Escrow Shares are held in the Escrow Fund. No fractional voting is permitted and no fractional shares will be issued.

        8.    Resignation and Removal of Escrow Agent.    Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days' prior written notice to the Depositor and the Recipient or may be removed, with or without cause, by the Depositor and Recipient, acting jointly by furnishing a Joint Written Direction to Escrow Agent, at any time by the giving of thirty (30) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein below. Upon any such notice of resignation or removal, the Depositor and Recipient jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of Ten Million Dollars ($10,000,000.00). Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Escrow Agent under this Escrow Agreement.

        9.    Liability of Escrow Agent.

          a.     Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor and Recipient, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

          b.     The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

        10.    Indemnification of Escrow Agent.    From and at all times after the date of this Escrow Agreement, Depositor and Recipient, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, and attorney of Escrow Agent (collectively, the "Escrow Agent Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Escrow Agent Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Depositor or Recipient, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Escrow Agent Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Escrow Agent Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Escrow Agent Indemnified Party. If any such action or claim shall be brought or asserted against any Escrow Agent Indemnified Party, such Escrow Agent Indemnified Party shall promptly notify Depositor and Recipient in writing, and Depositor and Recipient may assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Escrow Agent Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Escrow Agent Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Escrow Agent Indemnified Party, except that Depositor and/or Recipient shall be required to pay such fees and expenses if (a) Depositor and/or Recipient agree to pay such fees and expenses, or (b) Depositor or Recipient is the plaintiff in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both the Escrow Agent Indemnified Party and Recipient and/or Depositor, and Escrow Agent Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Recipient or Depositor. Depositor and Recipient shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing. All such fees and expenses payable by Recipient and/or Depositor pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Escrow Agent Indemnified Parties shall be payable by Depositor and Recipient, jointly and severally, upon demand by such Escrow Agent Indemnified Party. The obligations of Depositor and Recipient under this Section 10 shall survive any termination of this Escrow Agreement for a period of twelve (12) months and the resignation or removal of Escrow Agent for a period of twelve (12) months.

        The parties agree that neither the payment by Depositor or Recipient of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the

Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Depositor and Recipient, the respective rights and obligations of Depositor, on the one hand, and Recipient, on the other hand, under the Underlying Agreement.

        11.    Fees and Expenses of Escrow Agent.

          a.     Each of Depositor and Recipient shall compensate Escrow Agent for 50% its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like in the same 50% proportion. All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable by Depositor and Recipient upon demand by Escrow Agent. The obligations of Depositor and Recipient under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

          b.     Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Escrow Agent Indemnified Party is entitled to seek indemnification from Depositor pursuant to Section 10 hereof), provided, that, Escrow Agent disburses Escrow Shares to itself only at such time as the Escrow Fund would be deliverable to the Depositor under Section 4(a) or Recipient under Section 4(c). Escrow Agent shall notify the Depositor of any disbursement from the Escrow Funds to itself or any Escrow Agent Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Depositor copies of all related invoices and other statements. Depositor hereby grants to Escrow Agent and the Escrow Agent Indemnified Parties a security interest in and lien upon the Escrow Funds and all funds therein to secure all obligations hereunder to Escrow Agent and the Escrow Agent Indemnified Parties, and Escrow Agent and Escrow Agent Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them by Depositor hereunder (including any claim for indemnification pursuant to Section 10 hereof) against the Escrow Funds, provided, however, that such security interest shall not be superior to the claim of the Depositor to receive payment from the Escrow Fund pursuant to Section 4. If for any reason the Escrow Fund is insufficient to cover such compensation and reimbursement due and payable by Depositor, Depositor shall promptly pay such amounts to Escrow Agent or any Escrow Agent Indemnified Party upon receipt of an itemized invoice.

        12.    Ownership for Tax Purposes.    The parties hereto agree that, for purposes of federal and other taxes based on income, Recipient is and will be treated as the beneficial owner of the Escrow Fund and it will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income, in such proportions, in the taxable year or years in which such income is properly included and pay any taxes attributable thereto.

        13.    Consent to Jurisdiction and Venue.    In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, with the exception of any unresolved Claims between Depositor and Recipient under Section 4 hereof, the parties hereto agree that the United States District Court for the Eastern District of Virginia shall have the sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the Circuit Court of the City of Richmond, Virginia shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. With the exception of any unresolved Claims between Depositor and Recipient under Section 4 hereof, the parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

        14.    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

If to Depositor at:

  Raqia Acquisition Corp.
  8029 Corporate Drive
  Baltimore, Maryland 21236
  Facsimile: (410) 931-2229
  Telephone: (410) 931-3354
  Attn: Chief Executive Officer

  with a required copy to:

  Venable, Baetjer and Howard, LLP
  8010 Towers Crescent Drive, Suite 300
  Vienna, Virginia 22182
  Facsimile: (703) 821-8949
  Telephone: (703) 760-1600
   Attention: Elizabeth R. Hughes, Esquire

If to Recipient at:

  Raqia Networks, Inc.
  181 Wells Avenue
  Newton, MA 02459
  Fax: (617) 243-9032
  Attention Robert Jacobs

  with a copy to:
  Alain Arnaud c/o SafeNet

  and with a copy to:
  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Fax:(212) 310-8007
  Attention: Michael King

If to the Escrow Agent at:

  Wachovia Bank, National Association,
  as Escrow Agent
  Corporate Trust Administration, VA-9646
  1021 East Cary Street—Third Floor
  Richmond, Virginia 23219
  ATTENTION: Elizabeth Boyd
  Facsimile Number: (804) 697-7140
  Phone Number: (804) 697-7103

or to such other address as each party may designate for itself by like notice.

        15.    Dispute Resolution For Unresolved Claims Under Section 4.    Any controversy or dispute in connection with unresolved Claims under Section 4 of this Agreement shall be resolved by a binding arbitration, to be held in the State of Maryland pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the "AAA"). The AAA shall select a single arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is selected and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof shall be brought in any federal or state court of competent jurisdiction located within the State of Maryland, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Maryland over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        16.    Amendment or Waiver.    This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the all parties hereto. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

        17.    Severability.    To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

        18.    Governing Law.    This Escrow Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

        19.    Entire Agreement.    This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

        20.    Binding Effect.    All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Depositor, Recipient and Escrow Agent.

        21.    Execution in Counterparts.    This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

        22.    Termination.    Upon the first to occur of the disbursement of all amounts in the Escrow Fund, subject to the terms and conditions contained herein, or the disbursement of all amounts in the Escrow Fund into court pursuant to Section 5 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

        23.    Dealings.    The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Depositor or Recipient and become pecuniarily interested in any transaction in which the Depositor or Recipient may be interested, and contract and lend money to the Depositor or Recipient and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositor or Recipient or for any other entity.

        IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

DEPOSITOR
Raqia Acquisition Corp.
By:	/s/ ANTHONY A. CAPUTO
Title:	President and CEO
SafeNet, Inc.
By:	/s/ ANTHONY A. CAPUTO
Title:	President and CEO
RECIPIENT Raqia Networks, Inc.
By:	/s/ ROBERT JACOBS
Title:	Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Escrow Agent
By:	/s/ ELIZABETH BOYD
Title:

(Signature Page to Escrow Agreement)

SCHEDULE A

ESCROW AGREEMENT dated as of February 27, 2003
by and among RAQIA ACQUISITION CORP., a Delaware corporation,
RAQIA NETWORKS, INC., a Delaware corporation and
WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Escrow Agent

FEE SCHEDULE

I.	ACCEPTANCE FEE:		WAIVED
	Initial fees for reviewing documents, communication with counsel and other parties connected with the financing, setting up account(s)and administration records.
II.	ADMINISTRATION FEE: per month thereafter		$1,250 for 6 months/ $250.00
	Day-to-day administration of governing documents, maintenance of investments, communications with Raqia Acquisition Corp.and Raqia Networks, Inc.
III.	OUT-OF-POCKET EXPENSES:
	Advance or out-of-pocket expenses, including but not limited to postage, telephone, facsimile, freight, legal courier and express mail, will be billed in addition to the fees quoted herein.
IV.	OPTIONAL ACTIVITY CHARGES:

	A.	Investments:	$25.00 per Buy/Sell
	(Waived if funds are invested only in a Wachovia Bank supported money market funds)
	B.	Wire Transfers:	25.00
	C.	Check Disbursements:	15.00
	D.	Tax Reporting (if applicable):	250.00

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ESCROW AGREEMENT
BACKGROUND
STATEMENT OF AGREEMENT